Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 3, 2003, accompanying the consolidated financial statements of AngioDynamics, Inc. and Subsidiaries, a wholly-owned subsidiary of E-Z-EM, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Melville, New York

March 3, 2004